Exhibit 99.01

NuStar GP Holdings, LLC Reports First Quarter 2007 Earnings and

Announces Quarterly Distribution

SAN ANTONIO, April 25, 2007 – NuStar GP Holdings, LLC (NYSE:NSH) (formerly Valero GP Holdings, LLC) today announced earnings of $8.8 million, or $0.21 per unit, for the first quarter of 2007 compared to $6.4 million, or $0.15 per unit, for the first quarter of 2006. Distributable cash flow available to unitholders for the first quarter of 2007 was $13.5 million, or $0.32 per unit, compared to $13.4 million, or $0.31 per unit, for the first quarter of 2006.

With respect to the quarterly distribution to unitholders payable for the first quarter of 2007, NuStar GP Holdings, LLC also announced that it has declared a distribution of $0.32 per unit, or $1.28 per unit on an annual basis, which will be paid on May 16, 2007, to holders of record as of May 7, 2007.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial results for the first quarter of 2007. Investors interested in listening to the presentation may call 800/622-7620, passcode 5342060. International callers may access the presentation by dialing 706/645-0327, passcode 5342060. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 5342060. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of NuStar GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar GP Holdings, LLC’s filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

March 31, 2007 and 2006

(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended March 31,
	2007	2006
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$9,557	$11,175

General and administrative expenses	(796)	(8)
Other income (expense), net	(26)	1
Interest expense, net	(4)	—
Interest expense, net - affiliated	—	(4,710)

Income before income tax (expense) benefit	8,731	6,458
Income tax (expense) benefit	40	(83)

Net income	$8,771	$6,375

Basic and diluted net income per unit	$0.21	$0.15
Equity in Earnings of NuStar Energy L.P.:
General partner interest (2%)	$544	$719
General partner incentive distribution	3,910	3,480

General partner’s interest in earnings of NuStar Energy L.P.	4,454	4,199
Limited partner interest in earnings of NuStar Energy L.P.	5,823	7,697
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(720)	(721)

Equity in earnings of NuStar Energy L.P.	$9,557	$11,175

Distributable Cash (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest (2%)	$954	$916
Incentive distribution rights	3,910	3,480
Limited partner interest-common units	9,359	9,050

Total cash distributions from NuStar Energy L.P.	14,223	13,446
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(796)	(8)
Income tax (expense) benefit	40	(83)
Interest expense, net	(4)	—

Distributable cash	$13,463	$13,355

Units outstanding	42,500,000	42,500,000

Distributable cash flow per unit	$0.32	$0.31

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC (Note 2):
Distribution per unit	$0.32	N/A

Distributions applicable to public unitholders	$13,600	N/A

NuStar GP Holdings, LLC

Consolidated Financial Information

March 31, 2007 and 2006

(unaudited, thousands of dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash as a financial measure which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities:

	Three Months Ended March 31,
	2007	2006
Net Income	$8,771	$6,375
Adjustments to derive Distributable Cash:
Equity in earnings of NuStar Energy L.P.	(9,557)	(11,175)
Quarterly distribution from NuStar Energy L.P.	14,223	13,446
Other (income) expense, net	26	(1)
Interest expense, net - affiliated (a)	—	4,710

Distributable cash	13,463	13,355

Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution from NuStar Energy L.P.	(14,223)	(13,446)
Cash distribution of equity earnings received from NuStar Energy L.P.	9,557	11,175
Interest expense, net - affiliated (a)	—	(4,710)
Net effect of changes in operating accounts	1,216	57

Net cash provided by operating activities	$10,013	$6,431

(a) In connection with our initial public offering, Valero Energy made a capital contribution to us in the form of a note receivable, including affiliated interest expense. Therefore, affiliated interest expense is excluded from the calculation of distributable cash.

2.	For periods prior to our initial public offering on July 19, 2006, Valero Energy received 100% of our distributions. NuStar GP Holdings, LLC did not declare cash distributions on a per unit basis prior to the third quarter of 2006.